News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Reports Third Quarter 2015 Results

•	Third quarter sales up 7% in local currency+ and down 11% in dollars.

•
GAAP diluted E.P.S. $0.72 versus $0.63 prior year, up 100% in local currency and 14% in dollars. Adjusted*, diluted E.P.S. $0.79, up 25% in local currency and down 12% in dollars. Five cents over the high end of the guidance range after overcoming five cents worse impact from exchange rates than in guidance.

•	Asia Pacific up 6% in local currency, a 5 point sequential improvement, including China up 18% and Indonesia up 12% in local currency. Segment sales down 8% in dollars.

•	South America sales up 21% in local currency and down 19% in dollars driven by Brazil, up 21% in local currency.

•	Both units' local currency sales in the Tupperware North America segment were up in 14%. Segment even in dollars.

Orlando, Fla., October 21, 2015 - (NYSE: TUP) Tupperware Brands Corporation today announced third quarter 2015 operating results.

Rick Goings, Chairman and CEO, commented, "I am pleased that our management teams were able to build momentum through the quarter, to bring in a 7% local currency sales increase, beating the high-end of our guidance range. The strong performance shows how the flexibility in our business model enables us to react to economic and political volatility."

Goings continued, "We are confident in our strategies for capturing future growth through penetration opportunities in many of our markets and from the benefits of our Vision 20/20 initiatives, as highlighted in our analyst day update video posted on our website on October 12th. We see a bright future for our 3.1 million global sales force, our associates and in our ability to continue to provide value to all of our stakeholders.”

Third Quarter Executive Summary

•
Third quarter 2015 net sales were $521.0 million up 7% in local currency and down 11% in dollars. Emerging markets**, accounting for 70% of sales, achieved an 11% increase in local currency, a 3 point sequential improvement from the second quarter. The most significant contributors to third quarter growth were Brazil, China, Indonesia, and Tupperware South Africa. Established markets were even in local currency, a 2 point sequential improvement from the second quarter, primarily from good performance in Tupperware United States and Canada and sequential improvements in France and Italy.

•
GAAP net income of $36.2 million, was up 12% versus prior year net income of $32.3 million. GAAP net income included benefits from a land transaction and higher costs in the prior year related to Venezuela, along with the benefit of local currency sales growth and better profitability in the Beauty North America and South America segments. Earnings per share without items was down 12% versus last year in dollars, including a negative 27 cent impact from changes in exchange rates on the comparison. Excluding the impact of foreign currency rates on the comparison, adjusted net income was up 26% versus the prior year. Adjusted diluted E.P.S. of $0.79 was 5 cents above the July outlook range, including overcoming a negative 5 cent impact versus the guidance from changes in foreign exchange rates.

•	Total sales force of 3.1 million was up 5% versus prior year at the end of the quarter, and there were 3% more active sellers in the quarter, both 2-point improvements from the second quarter.

Third Quarter Business Highlights

Europe: Strong increases by the two South African businesses and in the Middle East and North Africa, partially offset by lower sales in Italy
•Segment sales were up 4% in local currency (down 14% in dollars).

•
Emerging markets were up 20% in local currency. Increase driven by the Middle East and North Africa businesses, up 97%, reflecting strong execution, Tupperware South Africa up 52%, which included some benefits from lapping strike related impacts in 2014, and Avroy Shlain in South Africa, up 23% with higher active sellers and increased productivity.

•	Established markets were down 5% in local currency. Portugal was up 18% offset by Germany, down 4%, France, down 6%, and Italy, down 15%.

Asia Pacific: China and Indonesia drive growth with partial offset from Malaysia/Singapore

•	Sales for the segment were up 6% in local currency (down 8% in dollars), a 5 point sequential improvement, driven by the emerging markets up 7% in local currency.

•	Emerging Market growth led by China, up 18%, and Indonesia, up 12%, which was a sequential improvement of 17 points on higher sales force productivity and the distributor ordering pattern.

•	Established markets were up 2% compared with prior year. Nutrimetics Australia and New Zealand was up 11% on higher sales force activity.

Tupperware North America: Both Tupperware United States and Canada and Tupperware Mexico leveraged strong fundamentals each growing sales in local currency by 14%

•
Segment sales up 14% in local currency (even in dollars). Tupperware United States and Canada sales benefited from a double-digit increase in active sellers. Sales force size closed 20% above prior year.

•	Tupperware Mexico grew on higher activity and productivity. Sales force size up 5% compared with prior year.

Beauty North America: Fuller Mexico achieves sales force size advantage.

•
Sales for the segment were down 7% in local currency (down 22% in dollars), with BeautiControl local currency sales down 16%, from lower sales force activity and productivity in light of sales force compensation changes in the second quarter.

•	Fuller Mexico local currency sales were down 3% from the prior year. Total sales force size crossed over to up 1% as of the end of September.

•	Value chain improvement at BeautiControl led to improvement in profitability in the segment compared with last year.

South America: Local currency sales up 21% mainly from higher volume from Brazil.

•
Segment sales up 21% in local currency (down 19% in dollars), driven by increases in Argentina and Brazil. Brazil was up 21% in local currency, reflecting higher volume from a large sales force size advantage and higher pricing.

•	Argentina was up 39%, primarily due to inflation related higher prices.

•
Segment's active sales force was up 1%. The 20 point difference between the local currency sales and active seller comparisons primarily reflected the higher prices in the segment, along with more productive and active sellers in Brazil that has a higher than average order size.

2015 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's fourth quarter and fiscal 2015 full year guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Dec. 26, 2015		Ended	Dec. 26, 2015		Ended
	Low	High	Dec. 27, 2014	Low	High	Dec. 27, 2014

USD Sales Growth vs Prior Year	(10)%	(8)%	(5)%	(12)%	(11)%	(2)%
GAAP EPS	$1.22	$1.27	$1.63	$3.76	$3.81	$4.20
GAAP Pre-Tax ROS	14.1%	14.4%	16.1%	11.5%	11.6%	11.4%

Local Currency+ Sales Growth vs Prior Year	3%	5%	6%	4%	5%	5%
EPS Excluding Items*	$1.37	$1.42	$1.72	$4.39	$4.44	$5.38
Pre-Tax ROS Excluding Items*	15.1%	15.3%	16.9%	12.8%	12.9%	13.9%

FX Impact on EPS Comparison (a)	($0.31)	($0.31)		($1.31)	($1.31)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: Tupperware Brands Foreign Exchange Impact.

•	Tax rate excluding items is expected to be 25.4%, and 28.5% on a U.S. GAAP basis.

•	Excludes land sales that may occur in the fourth quarter.

•	Venezuela:

•
For full year 2015, in the table above, of the $1.31 negative year-over-year impact of changes in rates on diluted earnings per share, 28 cents relates to weaker rates for the Venezuelan bolivar. The bolivar to U.S. dollar exchange rate used in translating the Company’s first quarter 2014 operating activity was 6.3 bolivars to the U.S. dollar, was 10.8 bolivars to the U.S. dollar in the second quarter and was 50.0 in the second half of 2014 and January 2015.

•
The Venezuelan government launched in February 2015, the Marginal Currency System, or Simadi, whose rate was approximately 200 bolivars to the U.S. dollar as of October 19, 2015. The Company used the Simadi rate to translate its February through September operating activity and has assumed it will use the Simadi rate to translate its future operating activity.

•
As a unit accounted for as hyperinflationary under U.S. GAAP, Venezuela’s functional currency is the U.S. dollar and the impact of changes in the bolivar to U.S. dollar exchange rate on the unit’s net monetary assets are reflected as a transactional impact in the Company’s net income rather than as a cumulative translation adjustment. Assuming that the current Simadi exchange rate of approximately 200 continues in 2015, there will be a negative translation impact from Venezuela on the Company’s fourth quarter sales comparisons of 0.5 percentage points and 2.3 percentage points for the full year, and a negative impact on the diluted earnings per share comparisons with 2014 in the fourth quarter, and full year of 1 cent, and 28 cents, respectively.

•
Fourth quarter and full year 2014 sales in Venezuela were $5 million and $67 million respectively. Fourth quarter and full year 2014 segment profit in Venezuela was $0.6 million and $20 million respectively.

Segment Level

•
For the full year, sales in local currency are expected to be even to up slightly in Europe, to increase 3 or 4% in Asia Pacific, to be up high-single digit in Tupperware North America, to be down 5% in Beauty North America and to increase of 23 to 24% in South America.

•
Pre-tax return on sales without items for the full year, versus 2014, is expected to be down about 1 point in Europe, even in Asia Pacific and Tupperware North America, up about 1 point in dollars and about 2.5 points in local currency in Beauty North America, and up about 1 point in dollars and about 4.5 points in local currency in South America.

Full Year 2016 Sales

The Company's current expectation for 2016 local currency sales growth is up 5% to 7%, including a 1-point benefit from a 53rd week in its fiscal year. Based on current exchange rates, this would result in sales in dollars being even to up 2%. Earnings guidance will be provided in January in the Company's fourth quarter 2015 earnings release.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Third Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, October 21, 2015, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 3.1 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; Tupperware Brands Foreign Exchange Impact. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, re-engineering and fixed asset impairment charges and beginning in 2015 pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated, as well as gains from obtaining U.S. dollars at exchange rates more favorable than those at which the bolivars were last recorded. These items have occurred recently for reporting purposes in the first, second and third quarters of 2015 and 2014.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
THIRD QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q3 '14%		Total Sales Force	Inc/(Dec) vs. Q3 '14%
Europe	(14)	4	90,996	10	a	706,586	3	b
Asia Pacific	(8)	6	250,124	6		1,110,246	8
TW North America	—	14	109,908	9	d	384,034	8
Beauty North America	(22)	(7)	211,634	(5)		446,582	(1)
South America	(19)	21	108,711	1	g	415,813	6	h
Total All Units	(11)	7	771,373	3		3,063,261	5

Emerging Market Units
Europe	(6)	20	67,576	16		518,356	3	b
Asia Pacific	(6)	7	216,246	6		987,794	7
TW North America	(9)	14	97,614	8	d	280,420	5
Beauty North America	(24)	(3)	190,706	(5)		381,645	1	f
South America	(19)	21	108,711	1	g	415,813	6	h
Total Emerging Market Units	(11)	11	680,853	3		2,584,028	5

Established Market Units
Europe	(19)	(5)	23,420	(4)		188,230	4	b
Asia Pacific	(17)	2	33,878	9	c	122,452	10
TW North America	9	14	12,294	22	d	103,614	20
Beauty North America	(17)	(16)	20,928	(7)	e	64,937	(10)
South America	—	—	—	—		—	—
Total Established Market Units	(12)	—	90,520	3		479,233	7

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
a The higher active seller increase than local currency sales in Europe reflected a mix shift toward the smaller order sizes of South Africa and Middle East and North Africa and away from the larger order sizes of Germany and France. This was partially offset by a mix shift away from CIS, which has a lower than average order size, as well as increased productivity in CIS, in light of a change in standards.
b The higher active than total seller increase in Europe emerging markets reflected a transportation strike in Tupperware South Africa in the prior year that affected the Company's ability to execute its sales campaigns and deliver product, as well as stricter sales force qualification standards in CIS and the Middle East and North Africa in the fourth quarter of the prior year. The decrease in active sellers in Europe established markets, with an increase in total sellers, reflected a larger but less active sales force in Germany.
c More active sellers with lower sales in Asia Pacific established markets primarily reflected a lower average order in Tupperware Australia/New Zealand, reflecting sales force response to the party hostess award program, as well as a mix shift toward the segment's beauty businesses that have lower than average order sizes.
d The larger sales than active seller increase in Tupperware North America reflected a mix shift toward the United States and Canada, that has a higher than average order size. In the emerging markets, Mexico achieved higher sales per active seller due to the strong impact of sales promotions, whereas in the established markets, the structure of weekly offers resulted in a higher quantity of smaller orders in the United States and Canada.
e The more significant decrease in sales than in active sellers in Beauty North America established markets reflected a lower order size at BeautiControl following a change in the sales force compensation plan.
f The decrease in active sellers given an increase in total sales force at Fuller Mexico was driven by the inability to fulfill all orders timely early in the quarter, while the success of retention initiatives increased total sellers.
g The much higher local currency sales increase in South America, compared with the increase in active sellers, primarily reflected price increases throughout the segment and increased productivity in Brazil, as well as a mix shift away from Venezuela that has a lower than average order size.
h The lower active seller than total seller increase in South America was primarily driven by Brazil, whose activity rate was negatively impacted by an increasing unemployment rate and lower consumer spending power in the country.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		39 Weeks Ended
	Sep 26, 2015	Sep 27, 2014	Sep 26, 2015	Sep 27, 2014
Net sales	$521.0	$588.7	$1,691.7	$1,926.2
Cost of products sold	172.5	209.2	553.2	656.5
Gross margin	348.5	379.5	1,138.5	1,269.7

Delivery, sales and administrative expense	288.5	321.7	912.0	1,014.8
Re-engineering and impairment charges	0.3	2.6	18.0	8.3
Gains on disposal of assets	2.0	—	13.4	2.3
Operating income	61.7	55.2	221.9	248.9

Interest income	0.5	0.8	1.5	2.0
Interest expense	11.3	11.9	36.6	35.9
Other expense (income), net	0.3	(3.8)	8.6	26.3
Income before income taxes	50.6	47.9	178.2	188.7
Provision for income taxes	14.4	15.6	50.5	56.6
Net income	$36.2	$32.3	$127.7	$132.1

Net income per common share:
Basic earnings per share	$0.72	$0.64	$2.56	$2.63
Diluted earnings per share	$0.72	$0.63	$2.54	$2.59

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	39 Weeks Ended		Reported	Restated*	Foreign
	Sep 26, 2015	Sep 27, 2014%		%	Exchange	Sep 26, 2015	Sep 27, 2014%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$117.4	$136.7	(14)	4	$(24.1)	$445.2	$536.3	(17)	1	$(95.4)
Asia Pacific	192.9	209.6	(8)	6	(27.7)	578.3	619.7	(7)	3	(58.3)
TW North America	84.9	84.6	—	14	(9.9)	258.2	259.5	(1)	9	(22.4)
Beauty North America	53.5	68.8	(22)	(7)	(11.5)	182.3	220.0	(17)	(6)	(26.6)
South America	72.3	89.0	(19)	21	(29.3)	227.7	290.7	(22)	26	(110.0)
	$521.0	$588.7	(11)	7	$(102.5)	$1,691.7	$1,926.2	(12)	5	$(312.7)

Segment profit (loss):
Europe	$5.9	$6.3	(8)	22	$(1.5)	$61.6	$74.5	(17)	—	$(13.1)
Asia Pacific	43.3	45.4	(4)	10	(5.9)	123.8	132.8	(7)	2	(11.8)
TW North America	15.3	16.0	(4)	15	(2.7)	48.5	49.4	(2)	12	(6.1)
Beauty North America	0.2	(1.2)	—	—	(1.4)	3.2	1.1	+	—	(3.7)
South America	12.9	5.6	+	+	(4.8)	29.8	8.6	+	—	(27.4)
	77.6	72.1	7	39	(16.3)	266.9	266.4	—	31	(62.1)

Unallocated expenses	(17.9)	(10.5)	69	41	(2.1)	(49.0)	(37.8)	30	12	(6.0)
Gains on disposal of assets	2.0	—	+	+	—	13.4	2.3	+	+	—
Re-engineering and impairment charges	(0.3)	(2.6)	(87)	(87)	—	(18.0)	(8.3)	+	+	—
Interest expense, net	(10.8)	(11.1)	(4)	(4)	—	(35.1)	(33.9)	4	4	—
Income before taxes	50.6	47.9	6	72	(18.4)	178.2	188.7	(6)	48	(68.1)
Provision for income taxes	14.4	15.6	(7)	29	(4.4)	50.5	56.6	(11)	26	(16.5)
Net income	$36.2	$32.3	12	99	$(14.0)	$127.7	$132.1	(3)	58	$(51.6)

Net income per common share (diluted)	$0.72	$0.63	14	100	$(0.27)	$2.54	$2.59	(2)	61	$(1.01)

Weighted average number of diluted shares	50.3	51.0				50.3	51.1

* 2015 actual compared with 2014 translated at 2015 exchange rates
+ Greater than 100% change

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Sep 26, 2015				13 Weeks Ended Sep 27, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss):
Europe	$5.9	$—		$5.9	$6.3	$—		$6.3
Asia Pacific	43.3	0.6	a	43.9	45.4	0.7	a,d	46.1
TW North America	15.3	—		15.3	16.0	—		16.0
Beauty North America	0.2	1.7	a	1.9	(1.2)	2.2	a	1.0
South America	12.9	2.2	a,b	15.1	5.6	6.7	a,b	12.3
	77.6	4.5		82.1	72.1	9.6		81.7

Unallocated expenses	(17.9)	—		(17.9)	(10.5)	—		(10.5)
Gains on disposal of assets	2.0	(2.0)	c	—	—	—		—
Re-engineering and impairment charges	(0.3)	0.3	d	—	(2.6)	2.6	d	—
Interest expense, net	(10.8)	—		(10.8)	(11.1)	—		(11.1)
Income before taxes	50.6	2.8		53.4	47.9	12.2		60.1
Provision for income taxes	14.4	(0.9)	e	13.5	15.6	(1.3)	e	14.3
Net income	$36.2	$3.7		$39.9	$32.3	$13.5		$45.8

Net income per common share (diluted)	$0.72	$0.07		$0.79	$0.63	$0.27		$0.90

	39 Weeks Ended Sep 26, 2015				39 Weeks Ended Sep 27, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$61.6	$—		$61.6	$74.5	$—		$74.5
Asia Pacific	123.8	1.9	a	125.7	132.8	2.4	a,d	135.2
TW North America	48.5	—		48.5	49.4	—		49.4
Beauty North America	3.2	5.4	a	8.6	1.1	8.3	a,d	9.4
South America	29.8	13.5	a,b	43.3	8.6	42.6	a,b	51.2
	266.9	20.8		287.7	266.4	53.3		319.7

Unallocated expenses	(49.0)	—		(49.0)	(37.8)	—		(37.8)
Gains on disposal of assets	13.4	(13.4)	c	—	2.3	(2.3)	c	—
Re-engineering and impairment charges	(18.0)	18.0	d	—	(8.3)	8.3	d	—
Interest expense, net	(35.1)	—		(35.1)	(33.9)	—		(33.9)
Income before taxes	178.2	25.4		203.6	188.7	59.3		248.0
Provision for income taxes	50.5	1.0	e	51.5	56.6	3.6	e	60.2
Net income	$127.7	$24.4		$152.1	$132.1	$55.7		$187.8

Net income per common share (diluted)	$2.54	$0.48		$3.02	$2.59	$1.09		$3.68

a Amortization of intangibles of acquired beauty units.
b As a result of step devaluations in the Venezuelan bolivar from 6.3 bolivars per U.S. dollar to 10.8, 50 and 172 bolivars per U.S dollar as of the end of March 2014, June 2014 and January 2015 and the ongoing devaluation to 199 bolivars per U.S. dollar as of the end of September 2015, the Company had negative impacts of $2.0 million and $13.1 million in the third quarter and September year-to-date periods of 2015 and $10.6 million and $42.2 million in the third quarter and September year-to-date periods of 2014.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were purchased, rather than the exchange rates in use when they were included in income. In the third quarter of 2014, the Company received $5.6 million for approximately 51 million bolivars at an average exchange rate of 9.1 bolivars per U.S. dollar, which generated an exchange gain of $4.6 million.
c Gains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
d In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included in the year to date amounts is a $13.5 million fixed asset impairment in Venezuela in 2015, and in 2014, costs related to the decision to cease operating the Armand Dupree business in the United States , its Nutrimetics business in Thailand and a manufacturing plant in India.
e Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In millions)	39 Weeks Ended	39 Weeks Ended
	September 26, 2015	September 27, 2014
Operating Activities:
Net cash provided by operating activities	$72.2	$89.1

Investing Activities:
Capital expenditures	(42.4)	(46.0)
Proceeds from disposal of property, plant & equipment	17.5	6.1
Net cash used in investing activities	(24.9)	(39.9)

Financing Activities:
Dividend payments to shareholders	(103.6)	(101.0)
Repurchase of common stock	(0.9)	(41.7)
Repayment of long-term debt and capital lease obligations	(2.1)	(2.5)
Net change in short-term debt	82.0	84.9
Debt issuance costs	(0.7)	—
Proceeds from exercise of stock options	7.6	14.0
Excess tax benefits from share-based payment arrangements	2.5	8.8
Net cash used in financing activities	(15.2)	(37.5)

Effect of exchange rate changes on cash and cash equivalents	(16.0)	(49.6)
Net change in cash and cash equivalents	16.1	(37.9)
Cash and cash equivalents at beginning of year	77.0	127.3
Cash and cash equivalents at end of period	$93.1	$89.4

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Sep 26, 2015	Dec 27, 2014
Assets:
Cash and cash equivalents	$93.1	$77.0
Other current assets	637.6	676.3
Total current assets	730.7	753.3

Property, plant and equipment, net	254.7	290.3
Other assets	680.3	736.4
Total assets	$1,665.7	$1,780.0

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$286.2	$221.4
Accounts payable and other current liabilities	431.4	526.0
Total current liabilities	717.6	747.4

Long-term debt	608.9	612.1
Other liabilities	217.0	234.7
Total shareholders' equity	122.2	185.8
Total liabilities and shareholders' equity	$1,665.7	$1,780.0

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 21, 2015
(UNAUDITED)

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$109.5	$86.4	$89.8

Income tax	$27.2	$25.0	$25.9
Effective Rate	25%	29%	29%

Net Income (GAAP)	$82.3	$61.4	$63.9

% change from prior year		(25)%	(22)%

Adjustments(1):
Gains on disposal of assets	(0.4)	—	—
Re-engineering, impairments and pension settlements	2.8	3.7	3.7
Net impact of Venezuelan bolivar devaluations	0.2	—	—
Acquired intangible asset amortization	2.9	2.5	2.5
Income tax(2)	(1.0)	1.3	1.3
Net Income (adjusted)	$86.8	$68.9	$71.4

Exchange rate impact(3)	(15.5)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$71.3	$68.9	$71.4

% change from prior year		(3)%	—%

Net income (GAAP) per common share (diluted)	$1.63	$1.22	$1.27

% change from prior year		(25)%	(22)%

Net Income (adjusted) per common share (diluted)	$1.72	$1.37	$1.42

Net Income (adjusted & restated) per common share (diluted)	$1.41	$1.37	$1.42

% change from prior year		(3)%	1%

Average number of diluted shares (millions)	50.6	50.3	50.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 21, 2015
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$298.2	$264.6	$268.0

Income tax	$83.8	$75.6	$76.4
Effective Rate	28%	29%	29%

Net Income (GAAP)	$214.4	$189.0	$191.6

% change from prior year		(12)%	(11)%

Adjustments(1):
Gains on disposal of assets	$(2.7)	$(13.4)	$(13.4)
Re-engineering, impairments and pension settlements	13.4	21.6	21.6
Net impact of Venezuelan bolivar devaluations	42.4	13.1	13.1
Acquired intangible asset amortization	11.9	10.2	10.2
Income tax(2)	(4.8)	0.5	0.5
Net Income (adjusted)	$274.6	$221.0	$223.6

Exchange rate impact(3)	(67.0)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$207.6	$221.0	$223.6

% change from prior year		6%	8%

Net income (GAAP) per common share (diluted)	$4.20	$3.76	$3.81

% change from prior year		(10)%	(9)%

Net Income (adjusted) per common share (diluted)	$5.38	$4.39	$4.44

Net Income (adjusted & restated) per common share (diluted)	$4.07	$4.39	$4.44

% change from prior year		8%	9%

Average number of diluted shares (millions)	51.0	50.3	50.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

	As of and for the four quarters ended
	September 26, 2015
Adjusted EBITDA:
Net income	$210.0
Add:
Depreciation and amortization	62.6
Gross interest expense	47.2
Provision for income taxes	77.7
Pretax non-cash re-engineering and impairment charges	13.6
Equity compensation	19.2
Deduct:
Gains on land sales, insurance recoveries, etc.	(13.8)
Total Adjusted EBITDA	$416.5

Consolidated total debt	$895.1
Divided by adjusted EBITDA	416.5
Debt to Adjusted EBITDA Ratio	2.15	a

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.
a There is a $13.3 million impact on adjusted EBITDA from the Venezuelan fixed asset impairment and bolivar devaluations occurring in the four quarters ending September 2015 that increased the debt to adjusted EBITDA ratio by 0.06.